SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
February 17, 2004

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Co de)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

The Company announced today that its 80% owned subsidiary, Westmoreland Resources, Inc., which owns and operates the Absaloka Mine near Hardin, Montana, has reached agreement with the Crow Tribe to explore and develop a Northern Powder River Basin coal reserve located on the Crow Reservation immediately adjacent to the Absaloka mine.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Press release dated February 17, 2004

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: February 17, 2004	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Westmoreland Subsidiary Signs Exclusive Agreement
With Crow Tribe For Development Of Additional
Northern Powder River Basin Coal Reserves

Colorado Springs, CO – February 17, 2004 -- Westmoreland Coal Company (AMEX: WLB) announced today that its 80% owned subsidiary, Westmoreland Resources, Inc. (“WRI”), which owns and operates the Absaloka Mine near Hardin, Montana, has reached agreement with the Crow Tribe to explore and develop a Northern Powder River Basin coal reserve located on the Crow Reservation immediately adjacent to the Absaloka mine. The Company estimates that the tract will add approximately 70 million tons of mineable reserves to its existing operations. As part of the agreement, WRI and the Crow Tribe also resolved a dispute with respect to additional royalties allegedly owed to the Crow Tribe under a 2001 demand letter by the Minerals Management Service of the Department of Interior. Further terms of the agreement were not disclosed.

WRI has mined over 128 million tons of coal since July 1, 1974, of which 114 million tons came from an existing lease with the Crow Tribe. The mine has produced between 5 and 6 million tons of coal per year for the last several years, reaching over 6 million tons in 2003. Production is expected to approach 7 million tons in 2004. The Absaloka Mine produces coal historically used by electric generating facilities located in the upper Midwest. Its primary customer currently is the Sherburne County Station, a scrubbed electric generating station co-owned by Xcel Energy and Southern Minnesota Municipal Power Agency (SMMPA).

“We are pleased to have reached an agreement with the Crow Tribe that will potentially add significant new reserves and extend the life of the Absaloka Mine well into the future,” said Tom Rossetto, President of WRI. “We appreciate the leadership of Carl Venne, Chairman of the Crow Tribe, and the spirit in which the negotiations were conducted. We are very proud of our 30-year business relationship with the Crow Tribe and the mutual benefits that relationship has provided. We look forward to continuing our relationship with them and our current customers, and to exploring new markets including power development opportunities with the Crow Tribe and others. The Crow Tribe could benefit from the potential development through significant future royalty and tax revenue, along with tribal employment opportunities. The mine employs approximately 75% of its current workforce from Crow Tribal members.”

Westmoreland Coal Company is the oldest independent coal company in the United States and ranked among the top ten U.S. coal producers again in 2003. Westmoreland’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. The Company also owns interests in three independent power projects. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information about Westmoreland visit www.westmoreland.com.

Certain statements in this report which are not historical facts or information are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; healthcare cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its business strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements; the Company’s ability to successfully identify new business opportunities; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its tax net operating losses; the ability to reinvest excess cash at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; demand for electricity; the effect of regulatory and legal proceedings, including the bankruptcy filing by Touch America Holdings Inc. and Entech Inc.; the claims between the Company and Montana Power; and the other factors discussed in Items 1, 3 and 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the period ended September 30, 2003, filed with the Securities and Exchange Commission. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

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Contact: Diane Jones (719) 442-2600